P05000024391

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02/07/05--01057--024 **78.75

FILED
05 FEB -7 PM 1:30
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

JS
2-14

LAW OFFICES OF
DANIEL J. GRIECO
A PROFESSIONAL ASSOCIATION
8200 BRYAN DAIRY ROAD
SUITE 300
LARGO, FL 33777

(727) 391-9900 Telephone
(727) 391-9909 Facsimile

February 3, 2005

Department of State
Division of Corporations
P.O. Box 6327
Tallahassee, FL 32314

Re: Articles of Incorporation for Phillips Sales & Marketing, Inc..

Dear Sirs:

I have enclosed Articles of Incorporation for filing with your office and a check in the amount of $78.75 to cover your filing fee. Please provide my office with a certified copy.

Thank you for your cooperation.

Sincerely,

Daniel J. Grieco

DJG:sh
Enc.

ARTICLES OF INCORPORATION

OF

PHILLIPS SALES & MARKETING, INC.

I, the undersigned, hereby establish myself as sole subscriber of the above corporation under the laws of the State of Florida, by and under the provisions of the statutes of the State providing for the formation, liability, rights, privileges and immunities of a Corporation for profit.

ARTICLE I.

The name of this Corporation is PHILLIPS SALES & MARKETING, INC., (Hereinafter referred to as the "Corporation").

ARTICLE II.

The general nature of the business and objects and purposes proposed to be transacted, promoted, or carried on are to do any and all of the things hereinafter mentioned, as fully and to the same extent as natural persons might or could do.

a. Generally, sale and marketing of consumer goods.

b. To tender notes and mortgages secured by assets obtained by the Corporation and to deal with the sale and purchase of properties, both real and personal, or any interest therein.

c. To operate, control, manufacture, purchase, acquire, dispose of, invest, trade, deal in or with goods, wares, merchandise, and any other personal property of every class or description whatsoever.

The whole or any part of the Corporation shall be payable in lawful money of the United States of America, property, labor, or services at a just evaluation to be fixed by the directors. Property or labor may also be purchased with capital stock at such evaluation as shall be fixed by the superintendent

ARTICLE IV.

The amount of capital stock with which the Corporation shall begin business shall be Five Hundred (500) shares, par value of $1.00.

ARTICLE V.

The corporation shall have perpetual existence.

ARTICLE VI.

The principal place of business of said Corporation is to be located at 2575 Bay Boulevard, Unit B, Indian Rocks Beach, Fl 33785 with the privilege, however, of having branch offices or places of business at any place or places within or without the State of Florida or in foreign countries.

ARTICLE VII.

The affairs of the Corporation shall be conducted by a Board of not less than one Director.

ARTICLE VIII.

The name and post office address of the First Board of Directors of the Corporation who, subject to the provisions of this Certificate of Incorporation and the By-Laws and General Corporation Law of the State of Florida, shall hold office for the first year of the Corporation's existence, or until his or her successor is elected and qualified is as follows:

Brett Phillips	2575 Bay Boulevard, Unit B Indian Rocks Beach, FL 33785

d. To buy, sell, manufacture, repair, alter and exchange, let or hire, export and deal in all kinds of articles and things which may be required for the purpose of any of the businesses described herein.

e. To acquire, hold, own, dispose of, and generally deal in grants, concessions, franchises, and contracts of every kind; to cause to be formed, to promote, and to aid in any way in the formation of any corporation, domestic or foreign.

f. To borrow money and contract debts when necessary for the transaction of its business or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, notes, bills of exchange, debentures and other obligations and evidences of indebtedness payable at a specified time or times, or upon a specified event or events, secured or unsecured.

g. To acquire by purchase, subscription or otherwise, and to hold for investment, and to own, hold, sell, vote and handle shares of stock in other corporations.

h. To have one or more offices, conduct its business and promote its objects within and without the State of Florida, in other states, the District of Columbia, the territories, possessions and dependencies of the United States and in foreign countries without restriction as to place or amount.

i. The foregoing paragraphs shall be construed as enumerating both objects and powers of this Corporation; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation.

ARTICLE III.

The amount of the total authorized capital stock of this Corporation shall be Five Hundred (500) shares of stock with a par value of $1.00, to be distributed in accordance with Article IX herein.

ARTICLE IX.

The name and post office address of each subscriber to these Articles of Incorporation are as follows:

Brett Phillips — 2575 Bay Boulevard, Unit B
Indian Rocks Beach, FL 33785

ARTICLE X.

The original issuance of stock is as follows:

500 shares — Brett Phillips

05 FEB -7 PM 1:50
FILED
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

IN WITNESS WHEREOF, the undersigned have made and subscribed this Certificate of Incorporation at Pinellas Park, State of Florida, for the uses and purposes aforementioned this 3rd day of February, 2005

BRETT PHILLIPS

DESIGNATION OF RESIDENT AGENT

This shall serve as notice that the undersigned, Daniel J. Grieco, Esq., whose registered address is 8200 Bryan Dairy Road, Suite 300, Largo, Florida 33777 shall accept service of process for the above named Corporation, its address being 2575 Bay Boulevard, Unit B, Indian Rocks Beach, FL 33785.

DANIEL J. GRIECO, ESQ.